Exhibit 99.2

	Contacts:	Jay Brown, CFO
FOR IMMEDIATE RELEASE		Fiona McKone, VP – Finance Crown Castle International Corp. 713-570-3000

CROWN CASTLE INTERNATIONAL ANNOUNCES PRICING OF

SENIOR NOTES OFFERING

January 22, 2009 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE: CCI) announced today that is has priced its previously announced public offering of senior notes due 2015. The offering was increased to $900 million from a previously announced offering size of $600 million. The notes will have an interest rate of 9% per annum and were issued at a price equal to 90.416% of their face value. The notes are being offered under Crown Castle’s shelf registration statement.

The net proceeds from the offering will be approximately $795.7 million. Crown Castle expects to use the net proceeds from the offering for general corporate purposes, including the repayment or repurchase of certain outstanding indebtedness of its subsidiaries.

This offering is being made only by means of a prospectus and related prospectus supplement. Copies of the preliminary prospectus supplement and the accompanying prospectus may be obtained by contacting Morgan Stanley & Co. Incorporated, Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 or by e-mail at prospectus@morganstanley.com. An electronic copy of the preliminary prospectus supplement, together with the prospectus, is also available on the SEC’s website, www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

News Release continued:	Page 2 of 2

Crown Castle engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 91 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 22,000 and over 1,600 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit http://www.crowncastle.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the Securities and Exchange Commission.